Exhibit 10.1

TRANSITION AGREEMENT

This Transition Agreement (this “Agreement”) is entered into as of November 30, 2018 by and between Rob Perdue (“Executive”) and The Trade Desk, Inc., a Delaware corporation (the “Company”) (each of the foregoing being referred to individually as a “Party” and jointly as the “Parties”).

RECITALS

WHEREAS, Executive is employed by the Company as its Chief Operating Officer and is a member of the Company’s Board of Directors (the “Board”);

WHEREAS, the Company and Executive are parties to an Employment Agreement, dated May 11, 2017 (the “Employment Agreement”);

WHEREAS, the Company and Executive are parties to a Confidentiality Agreement dated January 28, 2016 (the “Confidentiality Agreement”);

WHEREAS, the Company has granted Executive stock options to purchase shares of the Company’s common stock (collectively, the “Employee Options”) and restricted stock awards (collectively, the “Employee RSAs”), subject to the terms and conditions of the Company’s equity plans and applicable award agreements (collectively with the Employee Options and the Employee RSAs, the “Stock Agreements”);

WHEREAS, Executive has agreed to continue to provide services to the Company as an employee through June 30, 2019;

WHEREAS, the Parties wish to enter into this Agreement to ensure a smooth transition in leadership and to encourage Executive to remain as an employee of the Company through June 30, 2019;

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Executive hereby agree as follows:

COVENANTS

1.Definitions.  Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in the Employment Agreement.

2.Transition from Employment and Severance Benefits.

(a)Termination of Employment; Transition Period.  Executive’s employment with the Company, and all of Executive’s compensation, benefits and incidents of such employment, shall terminate upon the earlier of: (a) July 1, 2019; (b) Executive’s resignation; or (c) the Company’s termination of Executive’s employment (including for death or disability) (the “Termination Date”).  During the period between the Effective Date, as defined below, and the Termination Date (the “Transition Period”), Executive will perform the duties of his position, unless instructed otherwise by the Company.  Except as specifically provided in this Agreement, Executive shall not be entitled to any salary, benefits or other compensation from the Company following the Termination Date.

(b)Severance Benefits.  Provided that Executive satisfies the Conditions (defined below), all within 60 days after the Termination Date, Executive will receive the following “Severance Benefits” following his termination of employment in lieu of any other severance benefits for which

Executive could be eligible upon his termination, including, without limitation, pursuant to the Employment Agreement; provided, that if Executive terminates his employment without Good Reason during the Transition Period, or if the Company terminates Executive’s employment for Cause during the Transition Period, then Executive shall receive only the Accrued Benefit.

(i)Severance Pay.  The Company shall pay Executive cash severance in the amount of Nine Hundred Fifty Thousand Dollars ($950,000.00), which is equal to: (A) the sum of (1) Executive’s 2019 annual base salary plus (2) Executive’s 2019 target annual incentive compensation (collectively, the “Cash Severance”).  The Cash Severance shall be paid out in substantially equal installments in accordance with the Company’s regular payroll practices over a 12-month period commencing within 60 days after the Termination Date; provided, that if the 60-day period begins in one calendar year and ends in a second calendar year, then the Cash Severance shall begin to be paid in the second calendar year by the last day of such 60-day period; provided further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the date of termination.

(ii)Pro Rata Bonus.  The Company shall pay Executive a pro-rated portion of Executive’s annual cash incentive compensation based on actual achievement of performance objectives for the fiscal year in which the Termination Date occurs, which shall be pro-rated based upon the number of days in the fiscal year of termination through the Termination Date relative to 365 (less any amounts previously paid) (the “Incentive Amount”).  Subject to Executive’s continued employment with the Company through March 31, 2019, the Company will pay Executive his Incentive Amount for Q1, and subject to Executive’s continued employment with the Company through June 30, 2019, the Company will pay Executive his Incentive Amount for Q2, each at the same time and in the same amount as such quarterly incentive compensation is paid by the Company to other C-level executives of the Company (except for the CEO).  The Company shall pay Executive any remaining Incentive Amount after the close of the 2019 fiscal year, at the same time that the Company pays other C-level executives their final cash incentive compensation for the 2019 fiscal year, but no later than March 15, 2020.

(iii)COBRA.  If Executive is participating in the Company’s group health plan immediately prior to the Termination Date and elects COBRA health continuation coverage, and provided that Executive submits documentation to the Company substantiating his payments for COBRA coverage, then the Company shall pay to Executive a monthly cash payment for 12 months or the Executive’s COBRA health continuation period, whichever ends earlier, in an amount equal to the monthly employer contribution that the Company would have made to provide health insurance to Executive if Executive had remained employed by the Company (the “COBRA Amount”).  The COBRA Amount shall be paid out in substantially equal installments in accordance with the Company’s regular payroll practices over a 12-month period commencing within 60 days after the Termination Date; provided, that if the 60-day period begins in one calendar year and ends in a second calendar year, then the COBRA Amount shall begin to be paid in the second calendar year by the last day of such 60-day period; provided further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the date of termination.

(iv)Equity Acceleration.  Notwithstanding anything to the contrary, the Employee Options and the Employee RSAs shall continue to vest in accordance with their applicable vesting schedules during the Transition Period.  Upon the Termination Date, the Employee Options and the Employee RSAs that are subject to time-based vesting in which Executive would have vested if he had remained employed through November 30, 2019, shall vest and become exercisable or nonforfeitable, as applicable, as of the Termination Date.

(v)Transition Equity Incentive.  Executive shall be granted restricted stock units covering 24,000 shares of the Company’s common stock (the “RSU Award”).  The RSU Award will be subject to time- and performance-based vesting as follows:  (A) 25% of the RSU Award shall vest on March 31, 2019 with respect to the time-based vesting condition, subject to Executive’s continued employment with the Company through March 31, 2019, and shall vest with respect to the performance-based vesting condition if the applicable revenue targets for Q1 FY 2019, as set forth in the RSU Award, have been satisfied, and (B) 75% of the RSU Award shall vest on June 30, 2019 with respect to the time-based vesting condition, subject to Executive’s continued employment with the Company through June 30, 2019, and 25% of the RSU Award shall vest with respect to the performance-based vesting condition at the end of each of Q2 FY 2019, Q3 FY 2019 and Q4 FY 2019 if the applicable revenue targets for each quarter, as set forth in the RSU Award, have been satisfied, subject, in each case, to the effectiveness of the Supplemental Release.  If the Company terminates Executive’s employment without Cause during the Transition Period, then the time-based vesting condition shall be deemed satisfied for 100% of the RSU Award on the date of such termination. The RSU Award shall be settled as soon as practicable following satisfaction of the time- and performance-based vesting and effectiveness of the Supplemental Release.

(c)Conditions For Severance Benefits.  For purposes of this Agreement, “Conditions” means: (x) this Agreement becomes effective and Executive complies with its terms; (y) Executive’s employment does not terminate voluntarily or involuntarily for Cause prior to June 30, 2019; and (z) Executive signs and returns the “Supplemental Release” attached in the form of Exhibit A within the timeframe specified therein and the Supplemental Release becomes effective in accordance with its terms.  In addition, if Executive breaches the Confidentiality Agreement, all payments of each of the Cash Severance, COBRA Amount and Incentive Amount shall immediately cease unless Executive demonstrates to the Company’s satisfaction that such breach was an inadvertent and de minimus violation of the Confidentiality Agreement that would not reasonably be expected to result in harm to the Company.

3.Release of Claims. Executive agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”).  Executive, on his own behalf and on behalf of his respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement (collectively, the “Claims”), including, without limitation:

(a)any and all claims relating to or arising from Executive’s employment relationship with the Company and the termination of that relationship;

(b)any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c)any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel;

negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

(d)any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; the Immigration Control and Reform Act; the New York Civil Rights Law; Section 125 of the New York Workers' Compensation Law; Article 23-A of the New York State Corrections Law; New York State Labor Law; the New York City Human Rights Law; New York City Earned Sick Time Act; and any other similar statutes, regulations or laws;

(e)any and all claims for violation of the federal or any state constitution;

(f)any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

(g)any claim for any loss, cost, damage, or expense arising out of any dispute over the nonwithholding or other tax treatment of any of the proceeds received by Executive as a result of this Agreement; and

(h)any and all claims for attorneys’ fees and costs.

Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released.  This release does not extend to (a) any obligations incurred under this Agreement, (b) the Stock Agreements or the RSU Award, (c) any claims for indemnification, contribution or insurance coverage, including D&O coverage, with respect to any liability incurred by Executive or claims made or threatened against him in his capacity as an officer, director or employee of the Company, (d) any vested benefit or rights to which Executive is entitled under the Company’s employee benefit plans, or (e) claims arising after Executive’s execution of this Agreement.  This release does not release claims that cannot be released as a matter of law, including, but not limited to, Executive’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that any such filing or participation does not give Executive the right to recover any monetary damages against the Company; Executive’s release of claims herein bars Executive from recovering such monetary relief from the Company, provided that nothing in this Agreement limits any right you may have to receive a whistleblower award or bounty for information provided to the Securities and Exchange Commission.  Executive represents that Executive has made no assignment or transfer of any right, claim, complaint, charge, duty, obligation, demand, cause of action, or other matter waived or released by this section.

4.Release of Unknown Claims.  Executive acknowledges that Executive may hereafter discover facts or law different from, or in addition to, the facts or law he knows or believes to exist with respect to a Claim. Executive agrees, nonetheless, that this Agreement and the releases contained in it shall be and remain effective in all respects notwithstanding such different or additional facts or law. Upon execution of this Agreement, Executive shall be deemed to have fully, finally, and forever settled, released, and assumed the risk of any and all such claims.

5.No Pending or Future Lawsuits.  Executive represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any of the other Releasees. Executive also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any of the other Releasees.

6.Confidentiality.  Executive agrees to maintain in complete confidence the existence of this Agreement, the contents and terms of this Agreement, and the consideration for this Agreement (hereinafter collectively referred to as “Separation Information”).  Except as required by law, Executive may disclose Separation Information only to his immediate family members, the Court in any proceedings to enforce the terms of this Agreement, Executive’s attorney(s), and Executive’s accountant and any professional tax advisor to the extent that they need to know the Separation Information in order to provide advice on tax treatment or to prepare tax returns, and must prevent disclosure of any Separation Information to all other third parties.  Executive agrees that he will not publicize, directly or indirectly, any Separation Information.

7.Trade Secrets and Confidential Information/Company Property.  Executive agrees to observe and abide by the terms of the Confidentiality Agreement, which are incorporated by reference in this Agreement, and reaffirms the terms of the Confidentiality Agreement as material terms of this Agreement.  Executive hereby acknowledges receipt of the following notice required pursuant to 18 U.S.C § 1833(b)(1): “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.”

8.No Cooperation.  Executive agrees that he will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so or as related directly to the waiver of claims under the Age Discrimination in Employment Act of 1967 (“ADEA”) in the Supplemental Release. Executive agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order.  If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Executive shall state no more than that he cannot provide counsel or assistance.

9.Non-Disparagement.  Executive agrees to refrain from any disparagement, defamation, libel, or slander of any of the Releasees, and agrees to refrain from any tortious interference with the contracts and relationships of any of the Releasees.  The Company agrees to instruct its C-level executives to refrain from any disparagement, defamation, libel, or slander of Executive, and agrees to refrain from any tortious interference with the contracts and relationships of Executive.

10.Breach.  In addition to the rights provided in the “Attorneys’ Fees” section below, Executive acknowledges and agrees that any material breach of this Agreement, unless such breach constitutes a legal action by Executive challenging or seeking a determination in good faith of the validity of the ADEA waiver in the Supplemental Release, or of any provision of the Confidentiality Agreement shall entitle the Company immediately to recover and/or cease providing the consideration provided to Executive under this Agreement and to obtain damages, except as provided by law.

11.No Admission of Liability.  Executive understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by

Executive.  No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Executive or to any third party.

12.Costs.  The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement.

13.Section 409A.

(a)Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation otherwise subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(b)All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c)To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(d)The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(e)The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

14.Authority.  The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement.  Executive represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement.  Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

15.No Representations.  Executive represents that he has had an opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement.  Executive has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

16.Severability.  In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

17.Attorneys’ Fees.  Except with regard to a legal action challenging or seeking a determination in good faith of the validity of the ADEA waiver in the Supplemental Release, in the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.

18.Entire Agreement.  This Agreement represents the entire agreement and understanding between the Company and Executive concerning the subject matter of this Agreement and Executive’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Executive’s relationship with the Company (including the Employment Agreement) with the exception of the Confidentiality Agreement, the Stock Agreements and the RSU Award.

19.No Oral Modification.  This Agreement may only be amended in a writing signed by Executive and the Company’s Chief Executive Officer.

20.Governing Law.  This Agreement shall be governed by the laws of the State of New York, without regard for choice-of-law provisions.  Executive consents to personal and exclusive jurisdiction and venue in the State of New York.

21.Effective Date.  Executive understands that this Agreement shall be null and void if not executed by him on November 28, 2018.  This Agreement will become effective on the date it has been signed by the Parties (the “Effective Date”).

22.Counterparts.  This Agreement may be executed in counterparts and by facsimile, and each counterpart and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

23.Voluntary Execution of Agreement.  Executive understands and agrees that he executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of his claims against the Company and any of the other Releasees.  Executive acknowledges that:

(a)	he has read this Agreement;
(b)	he has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his own choice or has elected not to retain legal counsel;
(c)	he understands the terms and consequences of this Agreement and of the releases it contains; and
(d)	he is fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

ROB PERDUE, an individual

Dated: November 28, 2018	/s/ Rob Perdue
Rob Perdue

THE TRADE DESK, INC.

Dated: November 30, 2018	By /s/ Jeff Green
Jeff Green
Chief Executive Officer

EXHIBIT A

SUPPLEMENTAL RELEASE

Background

Reference is hereby made to that certain Transition Agreement dated November 30, 2018 (the “Agreement”) to which I, Rob Perdue, am a party.  Capitalized terms used in this Supplemental Release but not defined herein shall have the meanings ascribed to them under the Agreement.

I, Rob Perdue, acknowledge that I entered into the Agreement with The Trade Desk, Inc. (the “Company”) in connection with my anticipated separation from employment with the Company.  I further acknowledge that this is the Supplemental Release referenced in and attached as Exhibit A to the Agreement, and that this Supplemental Release becoming effective is one of the Conditions of my receipt of the Severance Benefits.

I understand that for this Supplemental Release to become effective, I must sign this Supplemental Release no earlier than the Termination Date and return the signed copy to the Company by no later than five (5) days after the Termination Date.

This Supplemental Release shall be supplemental to the release of claims in Section 3 of the Agreement, which shall remain in full force and effect regardless of whether this Supplemental Release becomes effective.

Release

I, on my own behalf and on behalf of my respective heirs, family members, executors, agents, and assigns, hereby and forever release the Releasees from any and all claims, demands, suits, judgments, orders and causes of action of every kind and nature, whether known or unknown, suspected or unsuspected, vested or contingent, in law or equity, existing by statute (including, without limitation, the New York Civil Rights Law, Section 125 of the New York Workers’ Compensation Law, Article 23-A of the New York State Corrections Law, New York State Labor Law, the New York City Human Rights Law, New York City Earned Sick Time Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, and the Family and Medical Leave Act), common law, or otherwise, which have existed, may currently exist or do exist, prior to or at the execution and delivery by me of this Supplemental Release attributable to or arising out of any action or omission that relates to any Releasee’s relationship with or conduct toward me and that directly or indirectly relates to the Company (the “Executive Released Claims”).  This Supplemental Release is intended to be a general release of the broadest possible scope with regard to the Executive Released Claims, provided that: (x) it shall not apply to claims arising under the Agreement, the Stock Agreements or the RSU Award; (y) claims arising after my execution of this Supplemental Release, or (z) claims for indemnification, contribution or insurance coverage, including D&O coverage, with respect to any liability incurred by Executive or claims made or threatened against him in his capacity as an officer, director or employee of the Company.  Notwithstanding anything to the contrary herein, I am not releasing benefits accrued under any of the Company’s benefit plans, including without limitation under any retirement plan to the fullest extent provided in such plan.

I acknowledge that I may hereafter discover facts or law different from, or in addition to, the facts or law I know or believe to exist with respect to the Executive Released Claims. I agree, nonetheless, that this Supplemental Release and the releases contained in it shall be and remain effective in all respects notwithstanding such different or additional facts or law. Upon execution of this Supplemental Release, I shall be deemed to have fully, finally, and forever settled, released, and assumed the risk of any and all such claims.

I represent that I have no lawsuits, claims, or actions pending in my name, or on behalf of any other person or entity, against the Company or any of the other Releasees. I also represent that I do not intend to bring any claims on my own behalf or on behalf of any other person or entity against the Company or any of the other Releasees.

I acknowledge that, by signing this Supplemental Release, I am waiving and releasing any rights I may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary.  I agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Supplemental Release Effective Date, as defined below.  I acknowledge that the consideration given for this waiver and release is in addition to anything of value to which I was already entitled.  I further acknowledge that I have been advised by this writing that: (a) I should consult with an attorney prior to executing this Supplemental Release; (b) I have twenty-one (21) days within which to consider this Supplemental Release; (c) I have seven (7) days following execution of this Supplemental Release to revoke this Supplemental Release; (d) this Supplemental Release shall not be effective until the first day following the expiration of the revocation period (the “Supplemental Release Effective Date”); and (e) nothing in this Supplemental Release prevents or precludes me from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law.  I acknowledge and understand that revocation must be accomplished by a written notification to the person executing this Agreement on the Company’s behalf that is received prior to the Supplemental Release Effective Date.  I further acknowledge that I have had more than twenty-one (21) days to consider this Supplemental Release since first receiving it with the Agreement.  The Parties agree that changes, whether material or immaterial, do not restart the running of the 21-day period.

I HAVE READ THIS SUPPLEMENTAL RELEASE THOROUGHLY, UNDERSTAND ITS TERMS AND HAVE SIGNED IT KNOWINGLY AND VOLUNTARILY.  I UNDERSTAND THAT THIS SUPPLEMENTAL RELEASE IS A LEGAL DOCUMENT. I ACKNOWLEDGE THAT I HAVE BEEN ADVISED BY THE COMPANY TO DISCUSS ALL ASPECTS OF THIS SUPPLEMENTAL RELEASE WITH AN ATTORNEY.

________________________________

Rob Perdue

___________________________, 2019